AVINO SILVER &	T 604.682.3701 Suite 400, 455 Granville Street ir@avino.com
GOLD MINES LTD.	F 604.682.3600 Vancouver, BC V6C 1T1 www.avino.com

TSX-V: ASM
U.S. OTC BB: ASGMF
September 22, 2009	Berlin & FSE: GV6

GRANT OF STOCK OPTIONS

Avino Silver & Gold Mines Ltd. (the “Company”) announces that it has granted incentive stock options for the purchase of up to 160,000 shares at a price of $0.75 per share exercisable on or before September 22, 2014 to officers, consultants, and employees of the Company.

The options are subject to a stock option plan.

ON BEHALF OF THE BOARD

“David Wolfin”

David Wolfin
President

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release. This release contains statements that are forward-looking statements and are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with Canadian securities regulators. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. The Company does not assume the obligation to update any forward-looking statement.